Exhibit 4.1

TG-17, INC.

THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

JUNE 24, 2024

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	5.4	Transfer Approval Restriction	18
	5.5	Limitations on Transfer Restriction	18
	5.6	Transfer Requirements; Prohibited Transfers	18
	5.7	Legends	19
	5.8	Confidentiality	20
	5.9	“Market Stand-Off” Agreement	21

6.	Miscellaneous		21
	6.1	Successors and Assigns	21
	6.2	Governing Law	22
	6.3	Counterparts	22
	6.4	Titles and Subtitles	22
	6.5	Notices	22
	6.6	Expenses	22
	6.7	Entire Agreement; Amendments and Waivers	22
	6.8	Severability	23
	6.9	Aggregation of Stock	23
	6.10	Stock Splits, Stock Dividends, etc.	23
	6.11	Additional Parties	23
	6.12	Dispute Resolution	23
	6.13	Further Assurances	24

Exhibit A - Certain Definitions

Schedule A - Schedule of Investors

Schedule B - Schedule of Common Holders

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THIRD AMENDED AND RESTATED Stockholders’ Agreement

This Third Amended and Restated Stockholders’ Agreement (the “Agreement”) is made as of June 24, 2024, by and among TG-17, Inc., a Delaware corporation (the “Company”), the Investors of the Company listed on Schedule A hereto, each of which is herein referred to individually as an “Investor” and are collectively referred to herein as the “Investors”, and the holders of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) and Non-Voting Common Stock, par value $0.0001 per share (the “Non-Voting Common Stock”), as applicable, listed on Schedule B hereto, each of which is herein referred to individually as a “Common Holder” and are collectively referred to herein as the “Common Holders”. The Investors and the Common Holders are individually referred to herein as a “Stockholder”) (and, together with the Company, a “Party”) and are collectively referred to herein as the “Stockholders” (and, together with the Company, the “Parties”).

Recitals

Whereas, the Company, the Common Holders and certain Investors (the “Existing Investors”) previously entered into that certain Second Amended and Restated Stockholders’ Agreement, dated as of November 17, 2023 (the “Prior Agreement”), in connection with the purchase of shares of Series B-1 Preferred Stock, par value $0.0001 (the “Series B-1 Preferred Stock”), the Series B-2 Preferred Stock, par value $0.0001 (the “Series B-2 Preferred Stock”) and the Series B-3 Preferred Stock, par value $0.0001 (the “Series B-3 Preferred Stock”, and together with the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, the “Series B Preferred Stock”) by certain of the Prior Investors;

Whereas, the Prior Agreement may be amended and the observance of any term therein may be waived (either generally or in a particular instance and either retrospectively or prospectively), only with the written consent of (a) the Company, (b) the Investors holding a majority of the then outstanding shares of Preferred Stock (as defined in the Prior Agreement) and (c) the holders of a majority of the outstanding shares of Common Stock then held by the Founders (as defined in the Prior Agreement) (collectively, the “Requisite Amendment Parties”);

Whereas, the undersigned, constituting the Requisite Amendment Parties, desire to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

Whereas, the Company is conducting a financing to raise up to $5,000,000 through the issuance and sale of up to 7,064,042 shares of the Company’s Series CF Preferred Stock (the “Series CF Preferred Stock” and together with the Series B Preferred Stock, the “Preferred Stock”) pursuant to Regulation Crowdfunding on or after the date hereof (such offering, the “Crowdfunding Offering”).

Now, Therefore, in consideration of the mutual promises and covenants set forth herein, the Requisite Amendment Parties hereby agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement as follows:

1. Certain Definitions. Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Request for Registration.

(a) Subject to the conditions of this Section 2.1, if the Company shall receive at any time after six (6) months after the effective date of the Initial Offering, a written request from the Holders of at least fifty percent (50%) of the Voting Registrable Securities then outstanding (for purposes of this Section 2.1, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $30,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a).

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(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1, and the Company shall include such information in the written notice referred to in Section 2.1(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by those Initiating Holders holding a majority of the Registrable Securities then held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.3 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its security holders for such registration statement to be effected or remain effective at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other member or security holder during such ninety (90) day period (other than an Excluded Registration).

(d) Registrations effected pursuant to this Section 2.1 shall not be counted as requests for registration effected pursuant to Section 2.3.

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2.2 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for security holders other than the Holders) any of its securities under the Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating to a demand pursuant to Section 2.1 of this Agreement or (ii) an Excluded Registration), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the provisions of Section 2.2(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of the securities of the Company, the Company shall not be required under this Section 2.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by the Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) shall any Registrable Securities be excluded from such offering unless all securities that are not Registrable Securities have been first excluded and (ii) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other security holder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling Holder of Registrable Securities that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and security holders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

2.3 Form S-3 Registration. In case the Company shall receive from the Holders of at least thirty percent (30%) of the Voting Registrable Securities (for purposes of this Section 2.3, the “S-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

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(b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;

(iii) if the Company shall furnish to all Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its security holders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the S-3 Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other member or security holder during such ninety (90) day period (other than an Excluded Registration);

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 pursuant to this Section 2.3;

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(vi) if the Company, within thirty (30) days of receipt of the request of such S-3 Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within one hundred twenty (120) days of receipt of such request other than an Excluded Registration (except a registration specified in clause (iii) of the definition of Excluded Registration), provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(vii) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date ninety (90) days following the effective date of a Company-initiated registration subject to Section 2.2 above, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective.

(c) If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3(a). The provisions of Section 2.1(b) shall be applicable to such request (with the substitution of Section 2.3 for references to Section 2.1).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration effected pursuant to Section 2.1.

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2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 2, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board of Directors:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, company reorganization or other similar transaction involving the Company for which the Board of Directors has authorized negotiations;

(ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

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(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its security holders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or Affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.4, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.5 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2 and 2.3 of this Agreement, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of counsels for the selling Holders (not to exceed $50,000 in the aggregate) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 of this Agreement if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 2.1 of this Agreement, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 of this Agreement and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 and 2.3 of this Agreement.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and security holders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act (the foregoing, the “Holder Indemnified Persons”, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder and any of its Holder Indemnified Persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.8 (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder or any of its Holder Indemnified Persons.

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(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its officers or directors who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter and any controlling person of such underwriter, and any other Holder selling securities in such registration statement and any of its Holder Indemnified Persons, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 2.8(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection 2.8(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.8(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the net proceeds from the offering received by such Holder (by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise.

2.9 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is an Affiliate, subsidiary, parent, partner, limited partner, retired partner or security holder of a Holder, (ii) is a Family Member of a Holder, (iii) is a trust for the benefit of an individual Holder and/or the Family Members of an Individual Holder, or (iv) after such assignment or transfer, holds at least three million (3,000,000) shares of Registrable Securities (appropriately adjusted for any split, dividend, combination or other recapitalization), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.12 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Voting Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2.1, Section 2.2 or Section 2.3 of this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities; provided that this limitation shall not apply to any additional investor who becomes a party to this Agreement in accordance with Subsection 6.11.

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2.12 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, Non-Voting Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or Non-Voting Common Stock (whether such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or Non-Voting Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, Non-Voting Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.12 (i) shall apply only to the Company’s Initial Offering of equity securities, (ii) shall not apply to the sale of any equity securities to an underwriter pursuant to an underwriting agreement, and (iii) shall only be applicable to the Holders if all officers, directors and holders of greater than one percent (1%) of the Company’s outstanding securities (on an as converted basis) enter into similar agreements. Notwithstanding the foregoing, the Company and the managing underwriter may extend the market stand-off period specified above solely to the extent necessary to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, without limitation, the restrictions, if any, contained in FINRA Rule 2241 or any successor provisions or amendments thereto.

(b) The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 2.12 or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(c) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and securities of every other person subject to the restriction contained in this Section 2.12):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

2.13 Further Limitations on Disposition. Each Holder further agrees not to make any disposition of all or any portion of the Registrable Securities unless and until:

(a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition (including the manner and circumstances of the proposal disposition in sufficient detail), and (ii) if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (x) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that such disposition will not require registration of such securities under the Act, (y) a “no action” letter from the SEC to the effect that the proposed disposition without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (z) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed disposition may be effected without registration under the Act, whereupon the Holder of the subject Registrable Securities applicable to the proposed disposition shall be entitled to sell, pledge or transfer such Registrable Securities in accordance with the terms of the notice given by the Holder to the Company. It is agreed that the Company will not require opinions of legal counsel for transactions made pursuant to Rule 144.

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Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to an Affiliate thereof for no consideration, and by a Holder that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

2.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2: (a) after five (5) years following the consummation of the Initial Offering; (b) as to any Holder, such earlier time after the Initial Offering at which such Holder (i) can sell all securities held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock, Non-Voting Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144; or (c) after the consummation of a Deemed Liquidation Event, as that term is defined in the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Restated Certificate”).

3. Covenants of the Company.

3.1 Delivery of Financial Statements. The Company shall, upon request, deliver to each Investor that holds at least 5,000,000 shares of Preferred Stock (any shares held by an Affiliate of an Investor shall be treated as owned by such Investor for purposes of determining whether such Investor is a Major Investor) (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like) (a “Major Investor”):

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of security holders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with United States generally accepted accounting principles (“GAAP”) audited and certified by an independent public accounting firm of which is one of (or is affiliated with) the “Big Four” US accounting firms;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

(c) such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time request, provided, however, that the Company shall not be obligated under this Section 3.1(c) or any other subsection of Section 3 to provide information that (i) the Board of Directors deems in good faith to be a trade secret or similar confidential information or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(d) If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries. Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

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3.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

3.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 3.1 and 3.2 shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of the Initial Offering, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur or (c) the consummation of a Deemed Liquidation Event.

3.4 Right of First Offer. Subject to the terms and conditions specified in this Section 3.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales or issuances by the Company of any of its shares of its capital stock or Convertible Securities other than Exempted Securities (as defined in the Restated Certificate) (“Additional Shares”). A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and Affiliates in such proportions as it deems appropriate. Each time the Company proposes to offer any Additional Shares, the Company shall first make an offering of such Additional Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (“Notice of Additional Shares”) to the Major Investors stating (i) its bona fide intention to offer such Additional Shares, (ii) the number of any type of such Additional Shares to be offered and (iii) the price and terms upon which it proposes to offer such Additional Shares.

(b) By written notification received by the Company within twenty (20) calendar days after the giving of the Notice of Additional Shares, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice of Additional Shares, up to that portion of such Additional Shares that equals the proportion that the number of shares of Common Stock and Non-Voting Common Stock issued and held by such Major Investor (assuming full conversion and exercise of all Convertible Securities then outstanding) bears to the total number of shares of Common Stock and Non-Voting Common Stock of the Company then outstanding (assuming full conversion and exercise of all Convertible Securities then outstanding). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all of the Additional Shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Additional Shares for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors, that is equal to the proportion that the number of shares of Common Stock and Non-Voting Common Stock issued, or issuable upon conversion of the Preferred Stock, and held by such Fully-Exercising Investor bears to the total number of shares of Common Stock and Non-Voting Common Stock issued, or issuable upon conversion of the Preferred Stock, and then held by all Fully-Exercising Investors who wish to purchase some of the unsubscribed Additional Shares.

(c) If all Additional Shares that Major Investors are entitled to obtain pursuant to Section 3.4(b) are not elected to be obtained as provided in Section 3.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 3.4(b) hereof, offer the remaining unsubscribed portion of such Additional Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice of Additional Shares. If the Company does not enter into an agreement for the sale of the Additional Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

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(d) The rights provided in this Section 3.4 may not be assigned or transferred by any Major Investor; provided, however, that a Major Investor that is a bona fide institutional venture capital fund (as determined in good faith by the Board of Directors) may assign or transfer such rights to an affiliated venture capital fund.

(e) The covenants set forth in this Section 3.4 shall terminate and be of no further force or effect upon the consummation of (i) a Qualified Public Offering or (ii) a Deemed Liquidation Event.

In addition to the foregoing, the right of first offer in this Section 3.4 shall not be applicable with respect to any Major Investor in any subsequent offering of Additional Shares if (x) at the time of such offering, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (y) such offering of Additional Shares is otherwise being offered only to accredited investors.

3.5 [Reserved.]

4. Voting Agreement.

4.1 Agreement to Vote. Each of the Investors and Common Holders agrees to vote all shares (which, for the avoidance of doubt, shall exclude the Series CF Preferred and Non-Voting Common Stock for voting purposes applicable to Section 4.2, 4.3 and 4.4) held by them, now or hereafter owned by such Investor or Common Holder, whether beneficially or otherwise, or as to which such Investor or Common Holder has voting power (including, without limitation any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares or other securities) (hereinafter collectively referred to as the “Shares”) at a regular or special meeting of the stockholders (or by written consent) in accordance with the provisions of this Section 4. Upon the failure of any stockholder to vote their Shares in accordance with the terms of this Section 4, such stockholder hereby grants to the Company a proxy coupled with an interest in all Shares owned by such stockholder, which proxy shall be irrevocable until this Section 4 terminates pursuant to its terms or this Section 4 is amended to remove such grant of proxy in accordance with Section 6.7 hereof, to vote all such Shares in the manner provided in Section 4 hereof. The obligations of the Investors and Common Holders to vote for designees to the Board of Directors in accordance with the provisions of this Section 4 and the associated voting requirments for the removal of each such designee shall terminate and be of no further force and effect upon the earlier of (A) a Deemed Liquidation Event or (B) Initial Offering. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Section 4 by any other party, that this Section 4 shall be specifically enforceable, and that any breach or threatened breach of this Section 4 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Investor and Common Holder waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

4.2 Board Size. Effective as of the date hereof, the Board of Directors shall be comprised of one (1) director. Notwithstanding any provisions in the Company’s Bylaws to the contrary, such number may only be increased or decreased by amendment to this Agreement pursuant to Section 6.7. The directors shall be designated and elected in accordance with Section 4.3.

4.3 Election of Director. In any election of the director of the Company, Stockholders holding shares of Common Stock shall each vote at any regular or special meeting of stockholders (or by written consent) all shares of Common Stock then owned by them (or as to which they then have voting power) to elect one (1) director nominated by the Founders (such individual, in such capacity as director, being sometimes referred to as the “Founder Director”), who shall initially be Doron Kempel.

4.4 Removal; Vacancies. Any director of the Company may be removed from the Board in the manner allowed by law and the Restated Certificate and Bylaws, but with respect to any director nominated pursuant to subsection 4.3 above, only upon the vote or written consent of the stockholders (or other persons) entitled to nominate such director. Any vacancy created by the resignation, removal or death of a director elected pursuant to Section 4.3 above shall be filled pursuant to the provisions of Section 4.3. In the event of a vacancy in the Board of Directors resulting or proposed to result from the removal of a director, such vacancy shall be filled by vote of the Common Stock in accordance with this Section 4.3, and the Company shall take such reasonable actions as are necessary to facilitate such removals or appointments, including, without limitation, calling a special meeting for the election of directors and soliciting the votes of the appropriate stockholders.

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4.5 Legend on Share Certificates. Each certificate representing any shares of Common Stock, Non-Voting Common Stock or Preferred Stock shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID STOCKHOLDERS’ AGREEMENT.”

4.6 No Liability for Election of Recommended Directors. Neither the Company, the Investors or the Common Holders, nor any officer, director, stockholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

4.7 Grant of Proxy. Upon the failure of any stockholder to vote such stockholder’s shares in accordance with the terms of this Agreement, such stockholder hereby grants to a stockholder designated by the Board of Directors a proxy coupled with an interest in all shares held by such stockholder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or is amended to remove such proxy in accordance with Section 6.7 hereof, to vote all such shares in the manner provided in Section 4.3.

4.8 Execution by Company. The Company, by its execution in the space provided below, agrees that it will cause the certificates evidencing shares of capital stock of the Company issued after the date hereof to bear the legend required by Section 4.5 above and shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company at its principal office. The parties hereto agree that the failure to cause the certificates evidencing shares of the Company’s capital stock to bear the legend required by Section 4.5 hereof or failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder, shall not affect the validity or enforceability of Section 4 of this Agreement.

4.9 Drag-Along Right. Notwithstanding anything contained herein to the contrary, if (a) the Board of Directors, (b) the holders of a majority of the outstanding shares of Common Stock (excluding any shares of Common Stock issued upon conversion of Voting Preferred Stock), and (c) the holders of a majority of the outstanding shares of Voting Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), approve a Deemed Liquidation Event, each Investor and Common Holder hereby agrees with respect to all securities of the Company which he, she or it own(s) or otherwise exercises voting or dispositive authority:

(a) In the event such transaction is to be brought to a vote at a meeting of the stockholders, after receiving proper notice of any meeting of the stockholders of the Company to vote on the approval of a Deemed Liquidation Event, to be present, in person or by proxy, as a holder of voting securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(b) to vote (in person, by proxy or by action by written consent, as applicable) all shares of capital stock of the Company as to which it has beneficial ownership in favor of such Deemed Liquidation Event and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Deemed Liquidation Event;

(c) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Deemed Liquidation Event;

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(d) to execute and deliver all related documentation and take such other action in support of the Deemed Liquidation Event as shall reasonably be requested by the Company; and

(e) neither any of the Investors, Common Holders nor any Affiliates thereof shall deposit any shares beneficially owned by such Investor, Common Holder or Affiliate in a voting trust or subject any such shares to any arrangement or agreement with respect to the voting of such shares.

(f) Notwithstanding the foregoing, no Investor or Common Holder shall be required to vote in the manner described by this Section 4.9 unless (i) the net proceeds of such Deemed Liquidation Event are to be distributed to stockholders of the Company in accordance with the Restated Certificate, (ii) any representations and warranties to be made by such Investor in connection with the Deemed Liquidation Event are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares of capital stock of the Company as to which it has beneficial ownership, and (iii) the liability for indemnification, if any, of such Investor in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Investors, Common Holders nor any Affiliates thereof, in connection with such Deemed Liquidation Event, is several and not joint with any other Person, and subject to the provisions of the Restated Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Investor in connection with such Deemed Liquidation Event.

(g) During the term of this Agreement, each Investor and Common Holder agrees to vote all shares now or hereafter owned by such stockholder, whether beneficially or otherwise, or as to which such stockholder has voting power at a regular or special meeting of the stockholders (or by written consent) in accordance with the provisions of this Section 4.9. Upon the failure of any Investor or Common Holder to vote their shares in accordance with the terms of this Section 4.9, such stockholder hereby grants to the Company a proxy coupled with an interest in all shares owned by such stockholder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 4.9 is amended to remove such grant of proxy in accordance with Section 6.7 hereof, to vote all such shares at a regular or special meeting of the stockholders (or by written consent) as necessary or required to effect the transactions contemplated by this Section 4.9. It is agreed and understood that monetary damages would not adequately compensate an injured stockholder for the breach of this Section 4.9 by any other stockholder, that this Section 4.9 shall be specifically enforceable, and that any breach or threatened breach of this Section 4.9 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Investor and Common Holder waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5. Additional Agreements Between the Company, Common Holders and Investors.

5.1 Rights of First Refusal.

(a) Transfer Notice. If at any time an Investor or Founder proposes to transfer, sell, encumber, mortgage, pledge, assign or otherwise dispose of, either directly or indirectly, by operation of law or otherwise (herein collectively called a “Transfer”) any portion of his, her or its’ Common Stock, Non-Voting Common Stock or Preferred Stock (a “Selling Holder”), then the Selling Holder shall promptly give the Company and each Major Investor (other than the Selling Holder, if applicable) written notice of the Selling Holder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the securities to be transferred (“Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration in cash and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) Company’s Right of First Refusal. The Company shall have an option for a period of ten (10) days from Delivery of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Subject to the foregoing (if applicable), the Company may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Holder in writing before expiration of such ten (10) day period as to the number of such Offered Shares that it wishes to purchase. If the Company gives the Selling Holder notice that it desires to purchase such Offered Shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 5.1(e). If the Company fails to purchase any or all of the Offered Shares by exercising the option granted in this Section 5.1(b) within the period provided, the remaining Offered Shares shall be subject to the options granted to the aforementioned Investors pursuant to Section 5.1(d), provided that Section 5.1(d) shall not apply to any Offered Shares which are shares of Series CF Preferred Stock or Non-Voting Common Stock (the “Excluded Shares”). The Company may assign the rights in this Section 5.1(b), in whole or in part and any person who accepts an assignment of such rights from the Company shall assume all of the Company’s rights and obligations under this Section 5.1(b).

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(c) Additional Transfer Notice. If the Company declines to exercise its option as set forth in Section 5.1(b), the Company shall, within five (5) days after the Company or its assignee, if applicable, has declined to purchase all, or a portion, of the Offered Shares, or if the Company’s option to so purchase the Offered Shares has expired, the Selling Holder shall give each aforementioned Major Investor an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares, except for the Excluded Shares, that the Company has declined to purchase (such shares, but excluding any Offered Shares that are Excluded Shares, the “Remaining Shares”). For the avoidance of doubt, the Selling Holder shall not be required to provide any Additional Transfer Notice with respect to any Excluded Shares which are not purchased by the Company pursuant to Section 5.1(b).

(d) Major Investors’ Right of First Refusal.

(i) Each Major Investor (other than the Selling Holder, if applicable) shall have an option for a period of fifteen (15) days from the Delivery of the Additional Transfer Notice from the Selling Holder set forth in Section 5.1(c) to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each such Major Investor may exercise such purchase option and purchase all or any portion of his, her or its pro rata share of the Remaining Shares (a “Participating Investor” for the purposes of Sections 5.1(d) and 5.1(e)), by notifying the Selling Holder and the Company in writing, before expiration of the fifteen (15) day period as to the number of such Offered Shares that he, she or it wishes to purchase (the “Participating Investor Notice”). Each such Major Investor’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares rounded to the nearest share, the numerator of which shall be the number of shares of Common Stock and Non-Voting Common Stock (including Common Stock and Non-Voting Common Stock issuable upon conversion of Preferred Stock) owned by such Major Investor on the date of the Transfer Notice and denominator of which shall be the total number of shares of Common Stock and Non-Voting Common Stock (including Common Stock and Non-Voting Common Stock issuable upon conversion of Preferred Stock) held by all such Major Investors on the date of the Transfer Notice.

(ii) In the event any such Major Investor elects not to purchase its pro rata share of the Remaining Shares available pursuant to its option under Section 5.1(d)(i) within the time period set forth therein, then the Selling Holder shall promptly give written notice (the “Overallotment Notice”) to each Participating Investor that has elected to purchase all of its pro rata share of the Remaining Shares (each a “Fully Participating Investor”), which notice shall set forth the number of Remaining Shares not purchased by the other Major Investors, and shall offer the Fully Participating Investors the right to acquire the unsubscribed shares. Each Fully Participating Investor shall have five (5) days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Holder (the “Participating Investor Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Additional Transfer Notice and indicating the maximum number of the unsubscribed Offered Shares that it will purchase in the event that any other Fully Participating Investor elects not to purchase its pro rata share of the unsubscribed shares. For purposes of this Section 5.1(d)(ii), each Fully Participating Investors’ pro rata share shall be determined by applying a fraction, the numerator of which shall be the same as that used in Section 5.1(d)(i) above and the denominator of which shall be the total number of shares of Common Stock and Non-Voting Common Stock (including Common Stock and Non-Voting Common Stock issuable upon conversion of Preferred Stock) owned by all Fully Participating Investors on the date of the Transfer Notice. Each Fully Participating Investor shall be entitled to apportion Remaining Shares to be purchased among its partners, members and Affiliates (including in the case of a bona fide institutional venture capital fund other venture capital funds affiliated with such fund), provided that such Participating Investor notifies the Selling Holder of such allocation.

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(e) Payment.

(i) The Participating Investors shall effect the purchase of the Remaining Shares with payment by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 5.1(e).

(ii) Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (and the Participating Investors) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Selling Holder and the Company (or the Participating Investors) cannot agree on such cash value within ten (10) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Major Investors), the valuation shall be made by an appraiser of recognized standing selected by the Selling Holder and the Company (or the Participating Investors) or, if they cannot agree on an appraiser within twenty (20) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the aforementioned Major Investors), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Holder and the Company (and the Participating Investors), with half of the cost borne by the Company and the Participating Investors pro rata by each, based on the number of shares such parties have expressed an interest in purchasing pursuant to this Section 5.1. If the time for the closing of the Company’s purchase or the Participating Investors’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 5.1.

5.2 Right of Co-Sale.

(a) In regards to the proposed Transfer of Common Stock or Voting Preferred Stock by a Selling Holder who is an Investor or a Founder, to the extent the Company and the aforementioned Major Investors do not exercise their respective rights of refusal as to all of such Selling Holder’s Offered Shares pursuant to Section 5.1, then each Major Investor (other than such Selling Holder, if applicable) (a “Selling Investor” for purposes of this Section 5.2) that notifies such Selling Holder in writing within twenty (20) days after Delivery of the Additional Transfer Notice referred to in Section 5.1(c), shall have the right to participate in such sale of such equity securities (excluding any Excluded Shares) on the same terms and conditions as specified in the Additional Transfer Notice. Such Selling Investors’ notice to the Selling Holder shall indicate the number of shares of the Company that the Selling Investor wishes to sell under his, her or its right to participate. To the extent one or more of the Major Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of equity securities that such Selling Holder may sell in the Transfer shall be correspondingly reduced.

(b) Each Selling Investor may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of such shares of Common Stock or Preferred Stock (calculated on an as-converted basis) covered by the Transfer Notice that have not been subscribed for pursuant to Section 5.1 by (ii) a fraction, the numerator of which is the number of shares of Common Stock and Non-Voting Common Stock (including Common Stock and Non-Voting Common Stock issuable upon conversion of Preferred Stock) owned by the Selling Investor on the date of the Transfer Notice and the denominator of which is the total number of Common Stock and Non-Voting Common Stock (including Common Stock and Non-Voting Common Stock issuable upon conversion of Preferred Stock) owned by the Selling Holder and all of the Selling Investors on the date of the Transfer Notice.

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(c) If the shares are certificated, each Selling Investor shall effect its participation in the sale by promptly delivering to the Selling Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) if the shares covered by the Transfer Notice are Preferred Stock, the number of shares that such Selling Investor elects to sell; provided, if the Selling Investor holds Voting Preferred Stock and Series CF Preferred Stock (or Common Stock and Non-Voting Common Stock) the Selling Investors shall first deliver certificates representing shares the Voting Preferred Stock (or Common Stock) and shall only deliver certificates representing shares the Series CF Preferred Stock (or Non-Voting Common Stock) if all certificates representing Voting Preferred Stock (or Common Stock) have already been delivered; or

(ii) if the shares covered by the Transfer Notice are Common Stock, that number of shares of the Company that are at such time convertible into the number of shares of Common Stock or Non-Voting Common Stock that such Selling Investor elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Preferred Stock of the Company in lieu of Common Stock or Non-Voting Common Stock, such Selling Investor shall convert such shares of Preferred Stock of the Company into shares of Common Stock or Non-Voting Common Stock, as applicable, and deliver Common Stock or Non-Voting Common Stock, as applicable, as provided in this Section 5.2; provided further, if the Selling Investor holds Voting Preferred Stock and Series CF Preferred Stock (or Common Stock and Non-Voting Common Stock) the Selling Investors shall first deliver certificates representing shares the Voting Preferred Stock (or Common Stock) and shall only deliver certificates representing shares the Series CF Preferred Stock (or Non-Voting Common Stock) if all certificates representing Voting Preferred Stock (or Common Stock) have already been delivered. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d) The certificate or certificates, if any, that the Selling Investor delivers to the Selling Holder pursuant to Section 5.2(c) shall be transferred to the prospective purchaser in consummation of the sale of the equity securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Holder shall remit to such Selling Investor that portion of the sale proceeds to which such Selling Investor is entitled by reason of its participation in such sale upon consummation of the sale of the equity securities. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Investor exercising its rights of co-sale hereunder, the Selling Holder shall not sell to such prospective purchaser or purchasers any equity securities unless and until, simultaneously with such sale, the Selling Holder shall purchase such shares or other securities from such Selling Investor for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

5.3 Non-Exercise of Rights. To the extent that the Company and the Major Investors have not exercised their rights to purchase the Offered Shares or the Remaining Shares within the time periods specified in Section 5.1 and the Major Investors have not exercised their rights, if applicable, to participate in the sale of the Remaining Shares within the time periods specified in Section 5.2, the Selling Holder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The Company’s first refusal rights and the Holders’ first refusal rights and, as applicable, co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares acquired by the third-party transferee(s) until such rights lapse in accordance with the terms of this Agreement. In the event Selling Holder does not consummate the sale or disposition of the Offered Shares and Remaining Shares to the third-party transferee(s) identified in the Transfer Notice within the thirty (30) day period from the expiration of these rights, the Company’s first refusal rights and the Major Investors’ first refusal rights and, as applicable, co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares by the Selling Holder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company or of the Major Investors under Sections 5.1 and 5.2 to purchase equity securities from the Selling Holder or participate in sales of equity securities by the Selling Holder shall not adversely affect their rights to make subsequent purchases from the Selling Holder of equity securities or subsequently participate in sales of equity securities by the Selling Holder.

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5.4 Transfer Approval Restriction. No Investor or Common Holder, or assignee of any Investor or Common Holder, may Transfer any of the shares of Preferred Stock, Common Stock or Non-Voting Common Stock held by such Common Holder, Investor or assignee, as applicable, (a) without the prior approval of the Board of Directors, excluding any member of the Board that is an Affiliate of the proposed transferee or transferor (with such Transfer then subject to any applicable rights of first refusal and rights of co-sale, including, without limitation, those set forth herein or in the Bylaws of the Company as then in effect) or (b) except as expressly provided in Section 5.5 of this Agreement.

5.5 Limitations on Transfer Restriction. Notwithstanding the other provisions of Section 5 of this Agreement, the first refusal rights of the Company and first refusal and co-sale rights of the Major Investors, as applicable, and the restrictions on Transfer set forth in Section 5.4 shall not apply to (a) the Transfer of equity securities to any spouse or member of an Investor or Common Holders’ immediate family (which, in the event the stockholder is a sole member limited liability company, shall include the immediate family of such sole member), or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Investor or Common Holders’ spouse or members of such stockholder’s immediate family (which, in the event the stockholder is a sole member limited liability company, shall include the immediate family of such sole member), or to a trust for such stockholder’s own self, or a charitable remainder trust, (b) the Transfer by an Investor or Common Holder to an Affiliate of such Investor or Common Holder, (c) any Transfer by a Common Holder or Investor that is a bona fide institutional venture capital fund (as reasonably determined by the Board) to a limited partner, general partner or member of such Common Holder or Investor or (d) any sale of equity securities to an Initial Offering; provided, however, that in the event of any Transfer made pursuant to one of the exemptions provided by clauses (a), (b) or (c), (i) the stockholder, shall inform the Company of such Transfer prior to effecting it and (ii) each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of the Investor or stockholder, as applicable, under this Agreement with respect to the transferred equity securities. Such pledgee, transferee or donee shall be treated as an “Investor” or “Common Holder”, as applicable, for purposes of this Agreement. The Major Investors’ right of first refusal set forth in Section 5.1(d) and co-sale right set forth in Section 5.2, as well as the transfer approval restrictions set forth in Section 5.4 and the Company’s right of first refusal set forth in Section 5.1(b), shall terminate and be of no further force and effect upon the earlier of (i) a Deemed Liquidation Event or (ii) the Initial Offering.

5.6 Transfer Requirements; Prohibited Transfers.

(a) Notwithstanding any other provisions of this Agreement, no Transfer of all or any fraction of any shares may be made by an Investor or Common Holder unless:

(i) such Transfer would not result in a violation of applicable law, including, without limitation, the Act and any state securities or “Blue Sky” laws applicable to the Company or the shares to be Transferred;

(ii) such Transfer would not result in the Company being required to register under Section 12(g) of the 1934 Act;

(iii) such Transfer would not be to a direct or indirect Competitor of the Company as determined in good faith by the Company;

(iv) if requested by the Board, the Common Holder or Investor shall have provided an opinion of counsel satisfactory to the Board as to the matters set forth in this Section 5.6 and such other matters as the Board may reasonably request; and

(v) the transferee agrees to be bound by and comply with the provisions of this Agreement and delivers to the Company a counterpart signature page to this Agreement and such other documents and instruments as the Board determine to be necessary or appropriate and as are consistent with the terms of this Agreement in connection with the Transfer.

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(b) Except as otherwise provided in this Agreement, each Investor and Common Holder will not Transfer all of, or any part of, or any interest in, any equity securities of the Company. Any purported Transfer of equity securities not made in compliance with this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(c) In the event a Common Holder or Investor should sell any Common Stock or Preferred Stock (excluding, for the avoidance of doubt, any Excluded Shares) in contravention of the co-sale rights of the Major Investors, as applicable, under Section 5.2 (a “Prohibited Transfer”), the Major Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below under subsection (d), and the contravening Common Holder or Investor shall be bound by the applicable provisions of such option.

(d) In the event of a Prohibited Transfer, each Major Investor shall have the right to sell to the contravening Common Holder or Investor, the type and number of equity securities equal to the number of shares each Major Investor would have been entitled to Transfer to the third-party transferee(s) under Section 5.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to the contravening Common Holder or Investor shall be equal to the price per share paid by the third-party transferee(s) to the contravening Common Holder or Investor in the Prohibited Transfer. The contravening Common Holder or Investor shall also reimburse each Major Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Major Investor’s rights under Section 5.2.

(ii) Within ninety (90) days after the later of the date on which the Major Investor (A) receives notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, each Major Investor shall, if exercising the option created hereby, deliver to the contravening Common Holder or Investor, if such shares have been certificated, the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii) The contravening Common Holder or Investor shall, upon exercising the option created hereby, pay the aggregate purchase price for the shares to be sold by a Major Investor pursuant to this Section 5.6(d) and the amount of reimbursable fees and expenses, as specified in subparagraph 5.6(d)(i), in cash or by other means acceptable to the Major Investor.

5.7 Legends.

(a) Any certificate representing shares of capital stock shall be endorsed with the following legend, as well as with any legends as may be required by applicable federal and state securities laws:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN WRITTEN AGREEMENT BETWEEN THE REGISTERED HOLDERS OF THE SHARES OF THE COMPANY. SUCH AGREEMENT RESTRICTS THE TRANSFER OF SUCH SHARES AND MAY GRANT TO THE COMPANY AND/OR OTHER HOLDERS OF SHARES CERTAIN RIGHTS OF FIRST REFUSAL AND/OR CO-SALE UPON AN ATTEMPTED TRANSFER OF THE SHARES. SUCH AGREEMENT CONTAINS ADDITIONAL TRANSFER RESTRICTIONS AND PROVISIONS REGARDING THE VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE. COPIES OF SUCH AGREEMENT MAY BE OBTAINED FROM THE ISSUER UPON WRITTEN REQUEST. BY ACCEPTING ANY INTEREST IN SUCH UNITS THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT.”

(b) Any certificate issued at any time in exchange or substitution for any certificate bearing such legends shall also bear such legends, unless the shares represented thereby are no longer subject to the provisions of this Agreement or, in the opinion of the Company (with advice from counsel to the Company, as the Company may deem appropriate), the restrictions imposed under the Act or state securities laws are no longer applicable, in which case the applicable legend (or legends) may be removed.

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5.8 Confidentiality.

(a) Each Investor and Common Holder hereby acknowledges that by virtue of such stockholder’s ownership of the Company’s equity securities, such stockholder may have access, or the Company may allow such stockholder access, to business, technical, other information, materials and/or ideas or this Agreement (“Proprietary Information,” which term shall include, without limitation, anything such stockholder learns or discovers as a result of exposure to or analysis of any Proprietary Information). Therefore, each Investor and Common Holder hereby agrees that such stockholder will hold in confidence and will not possess or use or disclose any Proprietary Information without the prior written consent of the Board, except such information that: (a) was in the public domain prior to the time it was furnished to such stockholder; (b) is or becomes (through no willful improper action or inaction by such stockholder) generally available to the public; (c) was in its possession or known by such stockholder without restriction prior to receipt from the Company; (d) was rightfully disclosed to such stockholder by a third party without restriction; (e) was independently developed without any use of the Company’s confidential information; (f) is disclosed to legal counsel or accountants for such stockholder who are bound by a duty of confidentiality; or (g) is required to be disclosed by law or the rules of any national securities exchange, association or marketplace, provided that, the stockholder shall notify the Company of any such disclosure requirement as soon as practicable and reasonably cooperate with the Company (at the Company’s cost) if the Company seeks a protective order or other remedy in respect of any such disclosure; and furnish only that portion of the Proprietary Information which the stockholder is legally required to disclose. Notwithstanding the foregoing, (x) each Investor that is a limited partnership or limited liability company may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing) and (y) each Investor that is a corporation may disclose such proprietary or confidential information to its directors or to any parent entity (and to the directors thereof) with respect to which such Investor is a “Totally-Held Subsidiary” (as that term is defined in Regulation S-X promulgated by the SEC) or any employee or representative of any such parent entity; provided that in each such instance set forth in clauses (x) and (y) such recipient is bound by these confidentiality obligations (each of the foregoing Persons, a “Permitted Disclosee”). Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 5.8, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order. Each Investor agrees, severally and not jointly, to use the same degree of care as such Investor uses to protect its own confidential information for any Proprietary Information obtained pursuant to this Agreement which the Company identifies in writing as being proprietary or confidential. Each Investor and Common Holder agrees that is will not reverse engineer or attempt to derive the composition or underlying information, structure or ideas of any Proprietary Information. The foregoing does not grant any Investor or Common Holder a license in or to any of the Proprietary Information. In accordance herewith, each Investor and Common Holder also acknowledges and agrees that due to the unique nature of the Proprietary Information, any breach of this Section 5.8 would cause irreparable harm to the Company for which damages are not an adequate remedy, and that the Company shall therefore be entitled to equitable relief in addition to all other remedies available at law.

(b) Subject to the provisions of this Agreement, the Board shall have the right to keep confidential from the stockholders or other Persons any information which the Board reasonably in good faith believes to be in the nature of trade secrets or other information the disclosure of which the Board reasonably in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

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5.9 “Market Stand-Off” Agreement.

(a) Each Investor and Common Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions, if any, set forth in Rule 2241 of the Financial Industry Regulatory Authority and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, Non-Voting Common Stock or Preferred Stock, or any securities convertible into or exercisable or exchangeable for any such shares or shares held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such shares or any securities convertible into or exercisable or exchangeable for any such shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such shares or other securities, in cash or otherwise. The foregoing provisions of this Section 5.9 shall apply only to the Company’s Initial Offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Investors and Common Holders if all officers, managers, directors and holders of greater than one percent (1%) of the Company’s outstanding securities (on an as-converted basis) enter into similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 5.9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Investor and Common Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 5.9 or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the above described securities of each Investor and Common Holder (and the shares or securities (as applicable) of every other Person subject to the foregoing restriction) until the end of such period.

(b) Each Investor and Common Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all of the above described securities of each Investor or Common Holder (and the shares or securities (as applicable) of every other Person subject to the restriction contained in this Section 5.9):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S INITIAL REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

(c) In the event of any conflict between the provisions of this Section 5.9 and the provisions of Section 2.12 of this Agreement in regards to any Holder (as defined in Section 2 hereof), the provisions of Section 2.12 of this Agreement shall govern.

6. Miscellaneous.

6.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including, without limitation, permitted transferees of any Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 6.5).

(b) Consent to Electronic Notice. Each Investor and Common Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Investor’s or Common Holder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted Electronic Notice shall be ineffective and deemed to not have been given. Each Investor and Common Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.7 Entire Agreement; Amendments and Waivers.

(a) This Agreement (including the Exhibits and Schedules hereto, if any) constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

(b) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company, (b) the Investors holding a majority of the then outstanding shares of Voting Preferred Stock and (c) the holders of a majority of the outstanding shares of Common Stock then held by the Founders; provided, however, if such amendment or waiver adversely affects the express rights and obligations hereunder of an Investor or Investors in a disproportionate manner compared to the express rights and obligations hereunder of all Investors, such amendment or waiver shall also require the prior written consent of such disproportionately adversely affected Investors holding a majority of the Voting Registrable Securities held by all such disproportionately adversely affected Investors; provided further, that the Company may in its sole discretion waive compliance with Section 2.13 (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.13 shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

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(c) Any amendment or waiver effected in accordance with this Section 6.7 shall be binding upon all the Parties hereto and all Parties’ respective successors and permitted assigns, whether or not any such Party, successor or assign entered into or approved such amendment or waiver.

6.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.9 Aggregation of Stock. All shares of capital stock of the Company held or acquired by affiliated entities (including affiliated venture capital funds or venture capital funds under common investment management) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.10 Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s capital stock hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like), such shares shall become subject to this Agreement and shall be endorsed with the legends set forth in Sections 2.12, 4.5, 5.7 and 5.9.

6.11 Additional Parties.

(a) Notwithstanding Section 6.7, no consent shall be necessary to add additional Investors as signatories to this Agreement; provided that such Investors have executed and delivered a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor hereunder. Such person shall thereafter be deemed an Investor for purposes under this Agreement.

(b) In the event that after the date of this Agreement, the Company enters into an agreement with any person to issue shares of Common Stock or Non-Voting Common Stock to such person (other than to an Investor converting shares of Preferred Stock), then (i) the Company shall cause such person, as a condition precedent to the issuance of such capital stock, to become a party to this Agreement by executing and delivering a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Common Holder hereunder and thereafter such person shall be deemed a Common Holder for all purposes under this Agreement and (ii) notwithstanding Section 6.7, no consent shall be necessary to add such person as a signatory to this Agreement.

6.12 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the foregoing courts, that its property is exempt or immune from the attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suite, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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6.13 Further Assurances.

(a) At any time or from time to time after the date hereof, the Parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder; provided, that any such instrument or action does not increase a Party’s obligations or have an adverse effect upon such Party’s rights under this Agreement.

(b) To the fullest extent permitted by applicable law, the Stockholders and the Company shall take, or cause to be taken, all necessary action as may be required (including voting all voting shares beneficially owned by them or executing proxies or written consents, causing the Company to call a meeting of stockholders and, to the extent permitted by applicable law, directing the Directors designated by them to act) to cause the Restated Certificate and the Bylaws of the Company to be amended, as necessary, so that they do not at any time conflict with any provision of this Agreement.

(c) The Company shall not adopt any governance document, including any committee charters and any corporate governance or other similar board or committee policies, or enter into any agreements, contracts or other instruments that conflict with the provisions of this Agreement.

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In Witness Whereof, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first above written.

TG-17, Inc.

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	President and Chief Executive Officer

Address:

Signature Page to Third Amended and Restated Stockholders’ Agreement of TG-17, INC.

In Witness Whereof, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first above written.

INVESTOR AND COMMON HOLDER:

ProdActive II LLC

By:	/s/ Doron Kempel
Name:	Doron Kempel

Address:

Signature Page to Third Amended and Restated Stockholders’ Agreement of TG-17, INC.

In Witness Whereof, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first above written.

INVESTOR AND COMMON HOLDER:

/s/ Doron Kempel
Doron Kempel

Signature Page to Third Amended and Restated Stockholders’ Agreement of TG-17, INC.

In Witness Whereof, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first above written.

INVESTOR AND COMMON HOLDER:

VFTG, L.P.

By:	Its General Partner, Vertical Flank, LLC

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	Manager and Sole Member

Signature Page to Third Amended and Restated Stockholders’ Agreement of TG-17, INC.

In Witness Whereof, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first above written.

INVESTOR AND COMMON HOLDER:

/s/ David A. Novak
David A. Novak

Signature Page to Third Amended and Restated Stockholders’ Agreement of TG-17, INC.

In Witness Whereof, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first above written.

INVESTOR AND COMMON HOLDER:

/s/ Lewis King Chan
Lewis King Chan

Signature Page to Third Amended and Restated Stockholders’ Agreement of TG-17, INC.

In Witness Whereof, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first above written.

INVESTOR AND COMMON HOLDER:

/s/ Radek Sousek
Radek Sousek

Signature Page to Third Amended and Restated Stockholders’ Agreement of TG-17, INC.

In Witness Whereof, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first above written.

COMMON HOLDER:

/s/ Dennis Cameron
Dennis Cameron

Signature Page to Third Amended and Restated Stockholders’ Agreement of TG-17, INC.

In Witness Whereof, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first above written.

INVESTOR:

Eastward Fund Management, LLC

By:	/s/ Dennis Cameron
Name:	Dennis P. Cameron
Title:	Chief Executive Director

Signature Page to Third Amended and Restated Stockholders’ Agreement of TG-17, INC.

Exhibit A

CERTAIN DEFINITIONS

(a) The term “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(b) The term “Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(c) The term “Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is Controlled by one or more general partners or managing members of, or is under common investment management with, such Person.

(d) The term “Board of Directors” or the “Board” means the Company’s Board of Directors, as constituted from time to time.

(e) The term “Competitor” means a Person engaged, directly or indirectly (including, without limitation, through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the personal and family safety and security industries.

(f) The term “Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(g) The term “Convertible Securities” means convertible stock or other securities convertible into or exchangeable for (i) shares of the Company’s Common Stock, Non-Voting Common Stock or Preferred Stock or (ii) any other securities evidencing an ownership interest in the Company, including, without limitation, warrants and options.

(h) The term “Delivery” means (i) delivery personally to the party or to an officer of the party to whom the same is directed, when received by such party, (ii) if sent by confirmed telecopy transmission, when received if received on a business day during normal business hours of the recipient, and if not, on the next business day, (iii) delivery by a nationally recognized overnight courier services or (iv) whether or not the same is actually received, if sent by registered or certified mail, return receipt requested, postage and charges prepaid, delivery shall be deemed to occur five (5) days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

(i) The term “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock or Non-Voting Common Stock including options and warrants.

(j) The term “Excluded Registration” means (i) a registration relating solely to the sale of securities of participants in a Company stock plan, (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, or (iv) a registration in which the only Common Stock or Non-Voting Common Stock being registered is Common Stock or Non-Voting Common Stock issuable upon conversion of debt securities that are also being registered.

(k) The term “Family Member” means, with respect to a natural person, a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, or sibling, whether by blood, marriage or adoption, including a mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and including anyone (other than an unrelated tenant or domestic employee) residing in the home of such natural person.

Exhibit A-1

(l) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(m) The term “Founders” means Doron Kempel and ProdActive II LLC.

(n) The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(o) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.10 of the Agreement.

(p) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its securities under the Act, provided that after such public offering the Common Stock or Non-Voting Common Stock is listed on a national securities exchange registered under Section 6 of the 1934 Act.

(q) The term “Major Investor” has the meaning ascribed to in Section 3.1 of the Agreement.

(r) The term “Non-Voting Registrable Securities” means the Series CF Preferred Stock and the Non-Voting Common Stock issued or issuable upon conversion of the Series CF Preferred Stock.

(s) The term “Person” means a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

(t) The term “Qualified Public Offering” means an Initial Offering with a public offering price that provides a valuation for the Company immediately prior to such offering (calculated by multiplying the outstanding Common Stock and Non-Voting Common Stock of the Company (assuming the exercise and conversion of all securities then outstanding and the issuance of all securities then reserved for issuance pursuant to the equity incentive plans of the Company) by the per share price to public of such offering) of at least $300,000,000 and results in total gross proceeds of not less than $50,000,000 in the aggregate.

(u) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(v) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the Non-Voting Common Stock issued or issuable upon conversion of the Series CF Preferred Stock, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 2 of the Agreement are not assigned. In addition, the number of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock and Non-Voting Common Stock outstanding that are, and the number of shares of Common Stock and Non-Voting Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(w) The term “Rule 144” means Rule 144 under the Act.

(x) The term “Rule 144(b)(1)(i)” means subsection (b)(1)(i) of Rule 144 under the Act as it applies to persons who have held securities for more than one (1) year.

(y) The term “Rule 405” means Rule 405 under the Act.

(z) The term “SEC” means the Securities and Exchange Commission.

(aa) The term “Voting Preferred Stock” means the Series B Preferred Stock.

(bb) The term “Voting Registrable Securities” means Registrable Securities excluding the Non-Voting Registrable Securities.

Exhibit A-2

Schedule A

SCHEDULE OF INVESTORS

[attached separately]

Sch A-1

Schedule B

SCHEDULE OF COMMON HOLDERS

[attached separately]

Sch B-1